 EXHIBIT NO. 99.2     Biographical Notes - Richard Evans.

Biographical Notes

Richard Evans

Executive Vice President and Chief Operating Officer (COO)

Alcan Inc.

Richard Evans is Executive Vice President and Chief Operating Officer of Alcan Inc., which has its corporate headquarters in Montreal, Quebec. Until his appointment as Chief Operating Officer, Mr. Evans has overseen all four of Alcan's Business Groups at differing times: Bauxite and Alumina, Primary Metal, Engineered Products and Global Packaging; as well as, participating in the overall strategic governance of the Company and the integration of Pechiney acquired by Alcan in 2003. Prior to taking on this role, Mr. Evans was based in Zurich, Switzerland and was responsible for Fabrication Europe, as well as, the global integration of Alcan and algroup following their merger in October 2000.

Mr. Evans has an extensive background in general and executive management with the aluminum industry. He joined Alcan Aluminium Limited in Montreal, in January 1997, as Senior Advisor, Corporate Development, following 27 years of US-based and international postings with the Kaiser Aluminum & Chemical Corporation. In July 1997, he was appointed Executive Vice President, Fabricated Products, North America and President of Alcan Aluminum Corporation; and, in March 1999, he was appointed President of Global Fabrication before relocating to Europe in October 2000.

Mr. Evans is currently a Director of Bowater Incorporated and a Director of the International Aluminium Institute (IAI). He is a past Chairman of the U.S. Aluminum Association's Board of Directors (1997 to 1999), and has served as Vice Chairman of the European Aluminium Association, which is a Brussels-based European trade association. He is a former Director of the Alcan Deutschland GmbH Supervisory Board, former CEO of Alusuisse following the combination with Alcan, and has previously served as a Director and Chairman of Logan Aluminum Inc., which is a joint venture in Kentucky, USA.

Mr. Evans is a graduate of Oregon State University with a bachelor's degree in engineering.  He also earned his master's degree in management from the Stanford University Graduate School of Business. He is a native of Oregon, USA and he and his wife, Gretchen, are the parents of two grown daughters.

October 2005